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                                                                    Exhibit 12.1


RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                    Historical                        Pro forma
                                        ------------------------------------------------------------   ----------------------------
                                                                                                         For the       (unaudited)
                                                                                     Nine months        fiscal year   For the nine
                                                                                        ended             ended       months ended
                                              Fiscal year ended December 31,         September 30,      December 31,  September 30,
                                        ----------------------------------------   -----------------   ----------------------------
                                         1997     1998     1999     2000   2001     2001      2002        2001          2002
                                        ----------------------------------------   -----------------   ----------------------------
                                                (in thousands, except ratios)
Earnings:

Income (loss) before income taxes        5,147     (891)   1,068    8,702      36    (424)      1,804    (13,752)      1,799

Add: Fixed charges                       1,390    2,728    4,682    5,460   9,177   6,434      21,729     25,274       9,884
                                        -----------------------------------------   -----------------   --------------------

Total earnings                           6,537    1,837    5,750   14,162   9,213   6,010      23,533     11,522      11,683

Fixed Charges:

Interest                                 1,110    2,410    4,083    4,858   8,230   5,795      20,536     24,327       8,368
Amortization of debt issue costs          --                                                      242                    565
Interest factor of rental expense (a)      280      318      599      602     947     639         951        947         951
                                        -----------------------------------------   -----------------   --------------------

Total fixed charges                      1,390    2,728    4,682    5,460   9,177   6,434      21,729     25,274       9,884

Ratio of earnings to fixed charges        4.70     0.67     1.23     2.59    1.00    0.93        1.08       0.46        1.18

(a) COMPUTATION OF INTEREST
 FACTOR OF RENTAL EXPENSE

Rental expense                             841      954    1,797    1,805   2,842   1,917       2,853      2,842       2,853
Interest factor                             33%      33%      33%      33%     33%     33%         33%        33%         33%
                                        -----------------------------------------   -----------------   --------------------

Total                                      280      318      599      602     947     639         951        947         951

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